Exhibit 1.2

April 28, 2009

The Benchmark Company LLC

40 Fulton Street

19th Floor

New York, NY 10038

Ladies and Gentlemen:

Reference is made to (i) that certain Placement Agent Agreement (the “First Placement Agent Agreement”), dated April 2, 2009, between Emerging Growth Equities, Ltd. (“EGE”), as placement agent and CombiMatrix Corporation (the “Company”), (ii) that certain Placement Agent Agreement (the “Second Placement Agent Agreement”) between EGE as Placement Agent and the Company, dated April 28, 2009, with respect to the issuance and sale (the “Offering”) of  up to an aggregate of 1,100,000 shares of the Company’s common stock, $0.001 par value (the “Common Stock”) and warrants to purchase up to 1,100,000 shares of Common Stock (the “Warrants”, and together with the Common Stock, the “Securities”), and (iii) that certain Selected Dealer Agreement (the “Selected Dealer Agreement”), dated April 13, 2009, between EGE as placement agent and The Benchmark Company LLC (“Benchmark”) as a selected dealer for EGE in connection with the Offering.  Capitalized terms used and not defined herein shall have the meanings given them in the Second Placement Agent Agreement.

In consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned parties, intending to be legally bound, do hereby agree as follows:

1.                                       In order to satisfy EGE’s undertaking contained in the last sentence of Section 1 of the Selected Dealer Agreement, the Company hereby agrees that the representations, warranties, covenants and agreements of the Company contained in the Second Placement Agent Agreement may be relied upon by Benchmark, which shall be a third party beneficiary thereof.

2.                                       This letter agreement may be signed in counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original and all of which together shall constitute one and the same instrument.  Except as specifically amended hereby, the Second Placement Agent Agreement and the Selected Dealer Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, each of the parties has executed or caused this letter agreement to be executed by its duly authorized officer or other authorized person, as of the date first above written.

CombiMatrix Corporation

By:	/s/ SCOTT R. BURELL
Title:	Chief Financial Officer, Secretary and Treasurer

The Benchmark Company LLC

By:	/s/ JEFFREY FRANK
Title:	Director, Investment Banking